          SUPPLEMENT TO THE OFFER TO PURCHASE DATED DECEMBER 17, 1998
                        KENSINGTON ACQUISITION SUB, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                       OLIVETTI S.P.A. AND MANNESMANN AG
          HAS AMENDED ITS OFFER TO PURCHASE TO INCREASE THE PRICE FOR
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.
                                       TO
                              $80.00 NET PER SHARE

      THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, FEBRUARY 1, 1999, UNLESS THE
                               OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER ALSO IS SUBJECT TO THE OTHER CONDITIONS SET FORTH IN SECTION 14 OF THE OFFER TO PURCHASE.
                            ------------------------

                                   IMPORTANT

    Except as otherwise set forth in this Supplement, Purchaser's Offer continues to be governed by the terms and conditions set forth in its Offer to Purchase dated December 17, 1998 and the original BLUE Letter of Transmittal, and the information contained therein continues to be important to each stockholder's decision with respect to the Offer. Accordingly, this Supplement should be read carefully in conjunction with such documents, which have been previously mailed to stockholders.

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the original BLUE or the revised GREEN Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the revised GREEN Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to either Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Supplement. Requests for additional copies of this Supplement, the Offer to Purchase, the revised GREEN Letter of Transmittal and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks or trust companies.
                            ------------------------

                     THE DEALER MANAGERS FOR THE OFFER ARE:

GOLDMAN, SACHS & CO.                                             LEHMAN BROTHERS

January 19, 1999

TO THE HOLDERS OF COMMON STOCK OF
  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.:

    The following information amends and supplements the Offer to Purchase dated December 17, 1998, as amended (the "Offer to Purchase") of Kensington Acquisition Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Olivetti S.p.A., a limited liability company organized under the laws of Italy ("Olivetti"), and Mannesmann AG, a limited liability company organized under the laws of Germany ("Mannesmann"). Purchaser is now offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, "Shares"), of Cellular Communications International, Inc., a Delaware corporation (the "Company"), at a price of $80.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related Letters of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

    Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER ALSO IS SUBJECT TO THE OTHER CONDITIONS SET FORTH IN SECTION 14 OF THE OFFER TO PURCHASE. As used in this Supplement, "fully diluted basis" takes into account the exercise or conversion of all outstanding options, warrants and other rights and securities exercisable into Shares. The Company has represented and warranted to Purchaser that, as of November 30, 1998, there were 16,715,306 Shares issued and outstanding, 2,274,140 Shares were issuable pursuant to the exercise of options ("Options"), 651,091 Shares were issuable pursuant to the exercise of warrants ("Warrants") and 2,159,129 Shares were issuable pursuant to the exercise of conversion rights in respect of the Company's 6% Convertible Subordinated Notes due 2005 ("Convertible Notes"). The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Purchaser, issue any additional Shares (except upon the exercise of outstanding Options). Based on the foregoing and assuming the issuance of 5,084,360 Shares issuable upon the exercise of outstanding Options, Warrants and Convertible Notes, Purchaser believes that the Minimum Condition will be satisfied if 10,899,834 Shares are validly tendered and not withdrawn prior to the Expiration Date.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 11, 1998 (the "Merger Agreement"), by and between Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law, as amended (the "DGCL"), no later than the third day after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser shall be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Purchaser or any of its subsidiaries and (iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive $80.00 in cash or any higher price per Share paid in the Offer, without interest. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

    Stockholders should follow the procedures for tendering Shares set forth in
Section 3 of the Offer to Purchase and Section 2 of this Supplement. Tendering stockholders may use either the original BLUE

Letter of Transmittal and the original PINK Notice of Guaranteed Delivery accompanying the Offer to Purchase or the revised GREEN Letter of Transmittal and the revised GOLD Notice of Guaranteed Delivery accompanying this Supplement. While the original BLUE Letter of Transmittal refers to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless receive $80.00 for each Share validly tendered and not withdrawn and accepted for payment pursuant to the Offer, upon the terms and subject to the conditions of the Offer. Stockholders who have previously validly tendered and not withdrawn their Shares pursuant to the Offer are not required to take any further action in order to receive upon the terms and subject to the conditions of the Offer, the increased price of $80.00 per Share with respect to all Shares purchased pursuant to the Offer. See Section 3 of the Offer to Purchase and
Section 2 of this Supplement.

    THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

    1. AMENDED TERMS OF THE OFFER. Section 1 of the Offer to Purchase is amended and supplemented by Section 1 of this Supplement.

    Purchaser has increased the price per Share to be paid pursuant to the Offer from $65.75 per Share to $80.00 per Share, net to the seller in cash without interest thereon. Upon the terms and subject to the conditions of the Offer (including, if the Offer is further extended or amended, the terms and conditions of any such extension or amendment), all stockholders whose Shares are validly tendered and not withdrawn (including Shares tendered prior to the date of this Supplement) in accordance with the procedures set forth in Section 3 of the Offer to Purchase and Section 2 of this Supplement on or prior to the Expiration Date (as defined below) will receive the increased price. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, February 1, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by Purchaser, shall expire.

    This Supplement, the revised GREEN Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Shares whose names appear on the Company's stockholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees appear on the stockholder's list who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    2. PROCEDURES FOR TENDERING SHARES. Section 3 of the Offer to Purchase is amended and supplemented by Section 2 of this Supplement.

    TENDERING STOCKHOLDERS MAY USE THE ORIGINAL BLUE LETTER OF TRANSMITTAL AND PINK NOTICE OF GUARANTEED DELIVERY THAT WERE PROVIDED WITH THE OFFER TO PURCHASE. Although the BLUE Letter of Transmittal indicates that the offer will expire at 12:00 midnight, New York City time, on January 15, 1999, stockholders will be able to tender (or withdraw) their Shares pursuant to the Offer until 12:00 midnight, New York City time, Monday, February 1, 1999 (or such later time and date to which the Offer is extended). TENDERING STOCKHOLDERS ALSO MAY USE THE REVISED GREEN LETTER OF TRANSMITTAL AND GOLD NOTICE OF GUARANTEED DELIVERY PROVIDED WITH THIS SUPPLEMENT.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY

IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    3. PRICE RANGE OF THE SHARES; DIVIDENDS. Section 6 of the Offer to Purchase is amended and supplemented by Section 3 of this Supplement.

    The Shares are traded on the Nasdaq National Market under the symbol "CCIL." According to publicly available information, the Company has not declared or paid any cash dividends since the date of the Offer to Purchase. The reported high and low closing sales prices per Share for the fourth quarter of the fiscal year ended December 31, 1998 were $68 and $44.375, respectively. The reported high and low closing sales prices per Share for the first quarter of the fiscal year ending December 31, 1999, through January 15, 1999, were $70.125 and $65.75, respectively.

    On January 15, 1999, the last full trading day prior to the public announcement of Purchaser's intention to increase the Offer price, the closing price for the Shares, as reported on the Nasdaq National Market, was $67 per Share. On December 10, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Olivetti and Mannesmann, the closing price for the Shares, as reported on the Nasdaq National Market, was $62 per Share. The Offer represents an approximate 29% premium over the reported closing sale price on December 10, 1998. Stockholders are urged to obtain a current market quotation for the Shares.

    4. MISCELLANEOUS. Purchaser, Olivetti and Mannesmann have filed with the Commission an amendment to the Schedule 14D-1 pursuant to Rule 14d-3 under the Securities Exchange Act of 1934, as amended, together with exhibits, furnishing certain additional information with respect to the Offer. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 9 of the Offer to Purchase (except that such material will not be available at the regional offices of the Securities and Exchange Commission).

                                          KENSINGTON ACQUISITION SUB, INC.

JANUARY 19, 1999

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                       IBJ WHITEHALL BANK & TRUST COMPANY
                               Telephone Number:
                                 (212) 858-2103

        BY MAIL:
       P.O. Box 84                                      BY HAND OR OVERNIGHT
  Bowling Green Station          BY FACSIMILE:                DELIVERY:
   New York, New York           (212) 858-2611            One State Street
       10274-0084            Attn: Reorganization     New York, New York 10004
  Attn: Reorganization            Operations            Attn: Reorganization
       Operations                 Department                 Operations
       Department                                            Department

                 Confirm Facsimile by Telephone: (212) 858-2103

    Any questions or requests for assistance or additional copies of this Supplement, the Offer to Purchase, the revised GREEN Letter of Transmittal and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE: (800) 322-2885

                            ------------------------

                     THE DEALER MANAGERS FOR THE OFFER ARE:

         GOLDMAN, SACHS & CO.                      LEHMAN BROTHERS

           85 BROAD STREET                     3 WORLD FINANCIAL CENTER
       NEW YORK, NEW YORK 10004                NEW YORK, NEW YORK 10285
    CALL TOLL-FREE (800) 323-5678            CALL COLLECT (212) 526-2619